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                                                                     Exhibit 5.1

                         [HALE AND DORR LLP LETTERHEAD]

                                February 3, 2000

Prime Response, Inc.
150 CambridgePark Drive
Cambridge, Massachusetts 02140

     Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-92461) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 3,500,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of Prime Response, Inc., a Delaware corporation (the "Company"), including 525,000 Shares issuable upon exercise of an over-allotment option granted by the Company.

     The Shares are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company and FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated and SG Cowen Securities Corporation, as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as
Exhibit 1 to the Registration Statement.

     We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Underwriting Agreement, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.